EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of DocGo Inc. on Form S-8 of our report dated May 28, 2021, except for the effects of the restatement disclosed in Note 2, as to which the date is November 23, 2021, relating to the financial statements of Motion Acquisition Corp., appearing in the Prospectus filed on January 3, 2022, relating to the Registration Statement on Form S-1, as amended (Registration No. 333-261363). We were dismissed as auditors on November 10, 2021 and accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal, other than the procedures performed through November 23, 2021 over the restatement disclosed in Note 2 to the financial statements of Motion Acquisition Corp.

/s/ WithumSmith+Brown, PC

New York, New York
January 11, 2022